Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden Municipal Bond Fund –Insured Series:

We consent to the incorporation by reference, in  this registration statement (Nos. 811-04390 and 033-10649) on Form N-14, of our report dated June 25, 2008, on the statement of assets and liabilities, including the portfolio of investments, of Dryden Municipal Bond Fund – Insured Series (hereafter referred to as the “Fund”) as of April 30, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this registration statement on Form N-14.

KPMG LLP

New York, New York

December 5, 2008